Exhibit 10.2

SECOND AMENDMENT TO
LOAN AND SECURITY AGREEMENT
This Second Amendment to Loan and Security Agreement is entered into as of May 2, 2018 (this “Agreement”), by and among CITY NATIONAL BANK (“CNB”), as a Lender (as defined below) and in its capacity as administrative agent for the Lenders, SILICON VALLEY BANK (“SVB”, and collectively, with CNB, the “Lenders”, and each, a “Lender”), as a Lender, and FIVE9, INC. (“Borrower”).
RECITALS
Borrower, Lenders and Administrative Agent are parties to that certain Loan and Security Agreement dated as of August 1, 2016 (as amended, modified, supplemented or restated from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.The following definitions are added to, or amended in, Section 1.1 of the Agreement to read as follows:
“Capped Call Agreements” means the agreements entered into between Borrower and each of the option counterparties thereto with respect to the capped call transactions entered into in connection with the Indenture.
“Indenture” means the Indenture governing the Notes to be entered into between Borrower and U.S. Bank National Association, as trustee.
“Notes” means the Convertible Senior Notes due 2023 to be issued under the Indenture.
2.Clause (l) is deleted from, and clauses (l) and (m) are added to, the definition of “Permitted Indebtedness” in Section 1.1 of the Agreement, to read as follows:
(l) Indebtedness of Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business; and
(m) Indebtedness in an aggregate principal amount of up to Three Hundred Million Dollars ($300,000,000) as evidenced by the Notes issued under the Indenture.
3.Clause (h) is deleted from, and clauses (h), (i) and (j) are added to, the definition of “Permitted Investments” in Section 1.1 of the Agreement, to read as follows:
(h) Investments made in connection with the transactions contemplated by the Capped Call Agreements, the exercise by Borrower of its rights thereunder or the termination or cancellation of the transactions contemplated thereby;
(i) Investments consisting of redemption or repurchase of the Notes in accordance with their respective terms and the terms of the Indenture, to the extent permitted under Section 7.6;
(j) other Investments in an aggregate amount not to exceed $3,000,000 in the aggregate unless consented to by the Required Lenders on a case by case basis.

4.Clause (g) is deleted from, and clauses (g) and (h) are added to, the definition of “Permitted Transfers” in Section 1.1 of the Agreement, to read as follows:
(g) the termination or cancellation of the transactions contemplated by the Capped Call Agreements; and
(i) dispositions of assets that are not otherwise permitted under this Section 7.1 so long as the aggregate fair market value of all such assets disposed of under this clause (h) do not exceed $250,000 during any calendar year.
5.Section 7.6 of the Agreement is amended to read as follows:
7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of the Notes and any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed $250,000 in any fiscal year, (ii) Borrower may enter into the Capped Call Agreements and consummate the transactions contemplated thereby, exercise its rights thereunder and terminate or cancel the transactions contemplated thereby, (iii) Borrower may redeem or repurchase the Notes in accordance with their respective terms so long as, after giving effect to such redemption or repurchase, Borrower is in pro forma compliance with the financial covenants set forth in Sections 6.9 and 6.10, (iv) Borrower may make cash payments in lieu of delivering any fractional shares upon conversion of the Notes in accordance with their respective terms, (v) without limiting clause (iv) above, Borrower may make cash payments in respect of amounts due upon conversion of the Notes in accordance with their respective terms so long as, after giving effect to such cash payments, Borrower is in pro forma compliance with the financial covenants set forth in Sections 6.9 and 6.10 and (vi) Borrower may make payments of interest on the Notes in accordance with their respective terms.
6.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.
7.Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment (except (i) to the extent such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made and (ii) such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), and that no Event of Default has occurred and is continuing.
8.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)    this Amendment, duly executed by Borrower;
(b)    payment of all Bank Expenses incurred through the date of this Amendment; and
(c)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FIVE9, INC. By:/s/ David Hill Name: David Hill Title: Vice President, Finance
CITY NATIONAL BANK, as Administrative Agent and a Lender By: /s/ Alan Jepsen Name: Alan Jepsen Title: SVP SILICON VALLEY BANK, as Lender By: /s/ Charles Thor Name: Charles Thor Title: Director

[Signature Page to Second Amendment]